NEWS RELEASE

TimkenSteel Announces Fourth-Quarter and Full-Year 2019 Results

•	Aggressive actions taken to improve future profitability and cash generation while strengthening customer-centric focus

•	Cash from operations was $46 million in the fourth quarter of 2019 and $70 million for full-year 2019 primarily driven by inventory reductions

•	Company changed inventory valuation method from LIFO to FIFO

•	In the first quarter of 2020, company divested its scrap processing facility in Akron, Ohio and closed TimkenSteel Material Services facility in Houston, Texas

CANTON, Ohio: February 20, 2020 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported 2019 fourth quarter net sales of $227 million and a net loss of $85 million. In the same quarter last year, net sales were $406 million with net loss of $29 million. Excluding certain items, the adjusted net loss(1) was $27 million in the fourth quarter of 2019 compared with adjusted net income(1) of $14 million in the fourth quarter of 2018. Adjusted EBITDA(1) for the fourth quarter of 2019 was a loss of $8.7 million.

For the full-year 2019, net sales were $1.2 billion with a net loss of $110 million. In comparison, full-year 2018 net sales were $1.6 billion with a net loss of $10 million. Excluding certain items, the adjusted net loss(1) was $47 million for full-year 2019 and adjusted net income(1) was $35 million for full-year 2018. Adjusted EBITDA(1) for full-year 2019 was $32 million.

“We continue to take significant steps to improve the company’s cost structure and manage working capital efficiency while we simplify the organization, focus on serving our customers and improve safety across the company. We've recently reduced our salaried workforce by 14 percent; divested non-core assets; frozen certain long-term salaried benefit plans and executed a host of other actions across the company to position us for success in the future,” said Terry L. Dunlap, interim chief executive officer and president.

Operating cash flow was $46 million and $70 million for the fourth quarter and full-year 2019, respectively. As a result of deliberate inventory reductions across the organization, coupled with careful management of other working capital elements, the company generated free cash flow(1) of $30 million in the fourth quarter of 2019. These working capital improvements enabled the company to pay-down $20 million of debt in the fourth quarter. As of December 31, 2019, the company had $230 million of available liquidity, its highest level of availability in over two years.

(1) Please see discussion of non-GAAP financial measures in this news release.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Investor Contact & Media: Jennifer Beeman
P 330.471.7000
ir@timkensteel.com

FOURTH QUARTER OF 2019 FINANCIAL SUMMARY

•	Net sales of $227 million decreased $180 million or 44% compared with the prior-year quarter. Lower volumes and surcharge revenue were the primary drivers of this decline.

•	Ship tons were 179,700, a decrease of 39% from the prior-year period with all end markets experiencing a double-digit percentage decline in volume during the quarter.

•	Surcharge revenue decreased $69 million from the prior-year period primarily due to a declining No. 1 Busheling scrap index and lower volume.

•	These decreases were slightly offset by favorable base price, product mix and lower SG&A expense.

•	As anticipated, manufacturing expense was negatively impacted by low plant utilization partially offset by cost reduction actions.

FULL-YEAR 2019 NET SALES AND VOLUME

•	Net sales of $1.2 billion decreased $402 million or 25% compared with the prior year. Improved price and mix were more than offset by lower volumes and surcharge revenue in a difficult SBQ market.

•	Ship tons were 898,300, a decrease of 25% from the prior year, primarily driven by lower demand in the energy and industrial markets as well as lower shipments of OCTG billets.

INVENTORY VALUATION ACCOUNTING CHANGE
In the fourth quarter of 2019, the company changed its inventory valuation method for the majority of its inventory from the last in, first out (LIFO) method to the first in, first out (FIFO) method. The company has retrospectively applied this change to its prior year financial statements and denoted impacted prior year columns in the financial statements as "Adjusted."
PROFITABILITY IMPROVEMENT PLAN UPDATE
Aggressive profitability improvement actions resulted in realized savings of approximately $40 million in 2019, with expected annualized savings of $70 million going forward. These actions helped partially offset weak end market demand in 2019 and are expected to benefit the company in the years to come. The incremental 2020 savings include the following recent actions:

•
Reduced salaried workforce by 14% in 2019, including reductions taken in the fourth quarter. Total annualized savings as a result of these actions are approximately $18 million. The related restructuring charges were $5 million and $9 million in the fourth quarter and full-year 2019, respectively.

•
Froze the benefit accruals on all remaining salaried pension and other postretirement benefit plans. These actions will result in annual savings of approximately $2 million including a reduction in benefit obligation of approximately $10 million as of December 31, 2019.

•
Completed the previously announced closure of TimkenSteel Material Services facility in Houston, Texas, in the first quarter of 2020. Annualized savings of approximately $8 million are expected to be realized going forward, and the associated assets will be liquidated to

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generate cash. In the fourth quarter of 2019, the company recorded a total charge of approximately $8 million associated with the closure, the majority of which was non-cash.

•
Divested its scrap processing facility in Akron, Ohio in the first quarter of 2020 for cash consideration of approximately $4 million following a non-cash write-down of $7 million in the fourth quarter of 2019. Proceeds from the sale were utilized to pay down debt.

OUTLOOK

•	The company expects first-quarter 2020 shipments to increase from the fourth quarter of 2019 by approximately 15%.

•	Net loss is projected to be between $12 million and $22 million in the first quarter of 2020.

•	EBITDA(1) is projected to be between break-even to positive $10 million in the first quarter of 2020.

•	Capital spending is projected to be approximately $30 million in 2020.

TIMKENSTEEL EARNINGS CALL INFORMATION

The company will host a conference call at 9 a.m. ET on Friday, February 21, to discuss its financial performance with investors and securities analysts. The financial results will be available on-line at investors.timkensteel.com.

Conference call	Friday, February 21, 2020 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 8199656
Conference call replay	Replay dial-in available through February 28, 2020 800-585-8367 or 416-621-4642 Replay passcode: 8199656

About TimkenSteel Corporation
TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,500 people and had sales of $1.2 billion in 2019. For more information, please visit us at www.timkensteel.com.

(1) Please see discussion of non-GAAP financial measures in this news release.

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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and total liquidity. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the

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company’s control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per share data) (Unaudited)	2019	2018 Adjusted	2019	2018 Adjusted
Net sales	$226.9	$406.4	$1,208.8	$1,610.6
Cost of products sold	244.9	369.1	1,186.2	1,484.0
Gross Profit	(18.0)	37.3	22.6	126.6
Selling, general & administrative expenses (SG&A)	26.9	24.6	91.8	98.2
Restructuring charges	5.0	—	8.6	—
Impairment charges and loss on sale or disposal of assets	7.4	—	9.3	0.9
Other income (expense), net	(31.4)	(37.3)	(23.3)	(18.6)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(88.7)	(24.6)	(110.4)	8.9
Interest expense	3.7	4.2	15.7	17.1
Income (Loss) Before Income Taxes	(92.4)	(28.8)	(126.1)	(8.2)
Provision (benefit) for income taxes	(7.8)	0.6	(16.1)	1.8
Net Income (Loss)	$(84.6)	$(29.4)	$(110.0)	$(10.0)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(1.89)	$(0.66)	$(2.46)	$(0.22)
Diluted earnings (loss) per share (2)	$(1.89)	$(0.66)	$(2.46)	$(0.22)

Weighted average shares outstanding - basic	44.8	44.6	44.8	44.6
Weighted average shares outstanding - diluted	44.8	44.6	44.8	44.6

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three months and years ended December 31, 2019 and 2018 because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	December 31,
	2019	2018 Adjusted
ASSETS
Cash and cash equivalents	$27.1	$21.6
Accounts receivable, net of allowances	77.5	163.4
Inventories, net	281.9	374.5
Deferred charges and prepaid expenses	3.3	3.5
Assets held for sale	4.1	—
Other current assets	7.8	6.1
Total Current Assets	401.7	569.1

Property, plant and equipment, net	626.4	674.4
Operating lease right-of-use assets	14.3	—
Pension assets	25.2	10.5
Intangible assets, net	14.3	17.8
Other non-current assets	3.3	3.5
Total Assets	$1,085.2	$1,275.3

LIABILITIES
Accounts payable	$69.3	$160.6
Salaries, wages and benefits	13.9	36.8
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	6.2	—
Other current liabilities	19.9	20.4
Total Current Liabilities	112.3	220.8

Convertible notes, net	78.6	74.1
Credit agreement	90.0	115.0
Non-current operating lease liabilities	8.2	—
Accrued pension and postretirement costs	222.1	240.0
Deferred income taxes	0.9	0.8
Other non-current liabilities	10.0	11.7
Total Liabilities	522.1	662.4
SHAREHOLDERS' EQUITY
Additional paid-in capital	844.8	846.3
Retained deficit	(301.5)	(191.5)
Treasury shares	(24.9)	(33.0)
Accumulated other comprehensive income (loss)	44.7	(8.9)
Total Shareholders' Equity	563.1	612.9
Total Liabilities and Shareholders' Equity	$1,085.2	$1,275.3

Table Page 2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018 Adjusted	2019	2018 Adjusted
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(84.6)	$(29.4)	$(110.0)	$(10.0)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	20.3	18.0	73.5	73.0
Amortization of deferred financing fees and debt discount	1.4	1.2	5.1	5.5
Impairment charges and (gain) loss on sale or disposal of assets	7.4	—	9.3	0.9
Deferred income taxes	(7.9)	0.5	(16.7)	0.8
Stock-based compensation expense	2.2	1.4	7.4	7.3
Pension and postretirement expense (benefit), net	35.6	41.7	41.6	37.4
Pension and postretirement contributions and payments	(1.5)	(0.7)	(3.8)	(13.1)
Changes in operating assets and liabilities:
Accounts receivable, net	29.9	8.7	85.9	(13.6)
Inventories, net	48.1	(21.7)	92.6	(94.5)
Accounts payable	(6.1)	20.9	(87.7)	24.4
Other accrued expenses	(1.3)	2.1	(26.0)	(3.8)
Deferred charges and prepaid expenses	1.6	1.2	0.2	0.4
Other, net	0.9	3.0	(1.1)	3.8
Net Cash Provided (Used) by Operating Activities	46.0	46.9	70.3	18.5
Investing Activities
Capital expenditures	(16.3)	(22.3)	(38.0)	(40.0)
Proceeds from disposals of property, plant and equipment	—	—	—	1.0
Net Cash Provided (Used) by Investing Activities	(16.3)	(22.3)	(38.0)	(39.0)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	0.2
Shares surrendered for employee taxes on stock compensation	—	—	(1.0)	(0.7)
Refunding Bonds repayments	—	—	—	(30.2)
Repayments on credit agreements	(20.0)	(30.0)	(65.0)	(105.0)
Borrowings on credit agreements	—	—	40.0	155.0
Debt issuance costs	(1.0)	—	(1.0)	(1.7)
Net Cash Provided (Used) by Financing Activities	(21.0)	(30.0)	(26.8)	17.6
Increase (Decrease) in Cash and Cash Equivalents	8.7	(5.4)	5.5	(2.9)
Cash and cash equivalents at beginning of period	18.4	27.0	21.6	24.5
Cash and Cash Equivalents at End of Period	$27.1	$21.6	$27.1	$21.6

Table Page 3

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:
This reconciliation is provided as additional relevant information about the Company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,

(Dollars in millions) (Unaudited)	2019	2018	2019	2018
Net Cash Provided (Used) by Operating Activities	$46.0	$46.9	$70.3	$18.5
Less: Capital expenditures	(16.3)	(22.3)	(38.0)	(40.0)
Free Cash Flow	$29.7	$24.6	$32.3	$(21.5)

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Table Page 4

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(4) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Three months ended December 31, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Impairment charges and loss on sale or disposal of assets	SG&A	Other income (expense), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share (1)
As reported	$(84.6)	$244.9	$5.0	$7.4	$26.9	$(31.4)	$(7.8)	$(1.89)
Adjustments:(3)
Executive severance and transition costs	5.1	—	—	—	(5.6)	—	0.5	0.11
Impairment charges and loss on sale or disposal of assets	6.7	—	—	(7.3)	—	—	0.6	0.15
Restructuring charges	4.9	—	(5.0)	—	(0.3)	—	0.4	0.11
Loss from remeasurement of benefit plans	33.1	—	—	—	—	(36.2)	3.1	0.74
Facility phase down: inventory write-down	4.4	(4.8)	—	—	—	—	0.4	0.10
Accelerated depreciation and amortization	2.6	(2.8)	—	—	—	—	0.2	0.06
Business transformation costs	0.5	—	—	—	(0.5)	—	—	0.01
As adjusted	$(27.3)	$237.3	$—	$0.1	$20.5	$4.8	$(2.6)	$(0.61)
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended December 31, 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)Income tax (benefit) expense adjustments reflect the impact on income taxes from the adjustments noted in footnote 3 below.
(3)Adjusted net income (loss) is defined as net income (loss) excluding for the three months ended December 31, 2019, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, executive severance and transition costs, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs.

(4)Adjusted diluted earnings (loss) per share is defined as diluted earnings (loss) per share excluding for the three months ended December 31, 2019, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, executive severance and transition costs, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(4) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2018

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Three months ended December 31, 2018
(Dollars in millions) (Unaudited)	Net income (loss)	Impairment charges and loss on sale or disposal of assets	SG&A	Other income (expense), Net	Income tax (benefit) expense(2)	Diluted earnings (loss) per share (1)
As reported (Adjusted)	$(29.4)	$—	$24.6	$(37.3)	$0.6	$(0.66)
Adjustments:(3)
Loss from remeasurement of benefit plans	43.5	—	—	(43.5)	—	0.96
As adjusted	$14.1	$—	$24.6	$6.2	$0.6	$0.30
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes for the three months ended December 31, 2018, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.
(3)Adjusted net income (loss) is defined as net income (loss) excluding loss from remeasurement of benefit plans for the three months ended December 31, 2018.
(4)Adjusted diluted earnings (loss) per share is defined as diluted earnings (loss) per share excluding loss from remeasurement of benefit plans for the three months ended December 31, 2018.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(4) to GAAP diluted earnings (loss) per share for the year ended December 31, 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Year ended December 31, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Impairment charges and loss on sale or disposal of assets	SG&A	Other income (expense), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share (1)
As reported	$(110.0)	$1,186.2	$8.6	$9.3	$91.8	$(23.3)	$(16.1)	$(2.46)
Adjustments:(3)
Executive severance and transition costs	4.9	—	—	—	(5.6)	—	0.7	0.11
Impairment charges and loss on sale or disposal of assets	7.8	—	—	(8.9)	—	—	1.1	0.17
Restructuring charges	7.8	—	(8.6)	—	(0.3)	—	1.1	0.17
Loss from remeasurement of benefit plans	35.4	—	—	—	—	(40.6)	5.2	0.79
Facility phase down: inventory write-down	4.2	(4.8)	—	—	—	—	0.6	0.09
Accelerated depreciation and amortization	2.4	(2.8)	—	—	—	—	0.4	0.05
Business transformation costs	0.4	—	—	—	(0.5)	—	0.1	0.01
As adjusted	$(47.1)	$1,178.6	$—	$0.4	$85.4	$17.3	$(6.9)	$(1.07)
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and equity-based awards for the year ended December 31, 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)Income tax (benefit) expense adjustments reflect the impact on income taxes from the adjustments noted in footnote 3 below.
(3)Adjusted net income (loss) is defined as net income (loss) excluding for the year ended December 31, 2019, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, executive severance and transition costs, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs.

(4)Adjusted diluted earnings (loss) per share is defined as diluted earnings (loss) per share excluding for the year ended December 31, 2019, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, executive severance and transition costs, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(4) to GAAP diluted earnings (loss) per share for the year ended December 31, 2018

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Year ended December 31, 2018
(Dollars in millions) (Unaudited)	Net income (loss)	Impairment charges and loss on sale or disposal of assets	SG&A	Other income (expense), Net	Income tax (benefit) expense(2)	Diluted earnings (loss) per share (1)
As reported (Adjusted)	$(10.0)	$0.9	$98.2	$(18.6)	$1.8	$0.17
Adjustments:(3)
Executive severance	1.7	—	(1.7)	—	—	0.04
Loss from remeasurement of benefit plans	43.5	—	—	(43.5)	—	0.96
As adjusted	$35.2	$0.9	$96.5	$24.9	$1.8	$1.17
(1)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes for the year ended December 31, 2018, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2)These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.
(3)Adjusted net income (loss) is defined as net income (loss) excluding executive severance and loss from remeasurement of benefit plans for the year ended December 31, 2018.
(4)Adjusted diluted earnings (loss) per share is defined as diluted earnings (loss) per share excluding executive severance and loss from remeasurement of benefit plans for the year ended December 31, 2018.

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2019	2018 Adjusted	2019	2018 Adjusted	2019 Adjusted
Net income (loss)	$(84.6)	$(29.4)	$(110.0)	$(10.0)	$(17.0)

Provision (benefit) for income taxes	(7.8)	0.6	(16.1)	1.8	(5.5)
Interest expense	3.7	4.2	15.7	17.1	3.6
Earnings Before Interest and Taxes (EBIT) (1)	$(88.7)	$(24.6)	$(110.4)	$8.9	$(18.9)
EBIT Margin (1)	(39.1)%	(6.1)%	(9.1)%	0.6%	(6.9)%

Depreciation and amortization	20.3	18.0	73.5	73.0	17.5
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$(68.4)	$(6.6)	$(36.9)	$81.9	$(1.4)
EBITDA Margin (2)	(30.1)%	(1.6)%	(3.1)%	5.1%	(0.5)%
Executive severance and transition costs	(5.6)	—	(5.6)	(1.7)	—
Impairment charges and loss on sale or disposal of assets	(7.3)	—	(8.9)	—	—
Restructuring charges	(5.3)	—	(8.9)	—	—
Loss from remeasurement of benefit plans	(36.2)	(43.5)	(40.6)	(43.5)	—
Facility phase down: Inventory write-down	(4.8)	—	(4.8)	—	—
Accelerated depreciation and amortization (EBIT only)	(2.8)	—	(2.8)	—	—
Business transformation costs	(0.5)	—	(0.5)	—	—
Adjusted EBIT (3)	$(26.2)	$18.9	$(38.3)	$54.1	$(18.9)
Adjusted EBIT Margin (3)	(11.5%)	4.7%	(3.2%)	3.4%	(6.9)%
Adjusted EBITDA (4)	$(8.7)	$36.9	$32.4	$127.1	$(1.4)
Adjusted EBITDA Margin (4)	(3.8%)	9.1%	2.7%	7.9%	(0.5%)

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding, as applicable, executive severance and transition costs, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, executive severance and transition costs, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, facility phase down: inventory write-down and business transformation costs. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of Total Liquidity(1) to GAAP Cash and Cash Equivalents and Credit Facility Amount Borrowed:

This reconciliation is provided as additional relevant information about the Company's financial position. Total liquidity is an important financial measure used in the management of the business. Management believes that total liquidity is useful to investors because it is a meaningful indicator of overall ability to operate and execute its business strategy.

(Dollars in millions) (Unaudited)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$27.1	$21.6

Credit Agreement:
Maximum availability	$400.0	$300.0
Suppressed availability(2)	(103.0)	—
Availability	297.0	300.0
Credit facility amount borrowed	(90.0)	(115.0)
Letter of credit obligations	(3.8)	(2.6)
Availability not borrowed	203.2	182.4

Total liquidity	$230.3	$204.0

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.
(2) As of December 31, 2019, TimkenSteel had less than $400 million in collateral assets to borrow against.

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ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2018 4Q vs. 2019 4Q	2019 3Q vs. 2019 4Q	Full Year 2018 vs. 2019
Beginning Adjusted EBITDA(1)	$37	$(1)	$127
SG&A	4	1	11
Price/Mix	1	(1)	47
Volume	(20)	(7)	(40)
Raw Material Spread	(16)	(3)	(49)
Manufacturing	(13)	2	(54)
Other	(2)	—	(10)
Ending Adjusted EBITDA(1)	$(9)	$(9)	$32

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income:
This reconciliation is provided as additional relevant information about the company's first quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA.

	Three Months Ended March 31, 2020
(Dollars in millions) (Unaudited)
	Low	High
Net loss	$(22.0)	$(12.0)

Provision (benefit) for income taxes	—	—
Interest expense	4.0	4.0
Depreciation and amortization	18.0	18.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$—	$10.0

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

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